IntriCon Announces Chief Executive Officer Transition

J. Scott Longval to Succeed Mark Gorder as President and CEO, Effective October 1, 2020

ARDEN HILLS, Minn. — June 25, 2020 — IntriCon Corporation (NASDAQ: IIN), a designer, developer and manufacturer of miniature interventional, implantable and body-worn medical devices, today announced that Scott Longval, who has served as the company’s Chief Financial Officer since July 2006 and Chief Operating Officer since 2019, has been appointed President and Chief Executive Officer (CEO), effective October 1, 2020. He will also be appointed to the IntriCon board effective October 1, 2020. Mr. Longval will succeed Mark Gorder, who will retire as President and CEO effective September 30, 2020, positions he has held since 2001. Mr. Gorder has agreed to remain in an executive advisory consultant capacity to facilitate a smooth transition through December 31, 2020 and will continue as a director of the company for the balance of his term. Concurrently, IntriCon announced that it has commenced a search for a new CFO to replace Mr. Longval.

“We are fortunate to have Scott well-prepared to step into the role of CEO. His deep knowledge of the company’s operations, financial structure, and strategic vision made him the ideal choice. Importantly, the board has had the opportunity to work closely with Scott for several years and has the upmost confidence in his ability to lead our company through its next phase of growth and to enhance shareholder value,” said Philip I. Smith, IntriCon’s Chairman of the Board. “In addition, Scott has built a strong finance team that will support a managed transition once we have identified a new CFO.”

Mr. Smith added, “On behalf of everyone at IntriCon and its Board of Directors, I want to thank Mark for his significant contributions during his more than 40-year tenure with the company and wish him all the best. As one of the founding leaders, his vision was a driving force behind its successful positioning as the joint development manufacturing partner of choice for many important miniature medical device advancements. Mark has also been instrumental in establishing a stable financial foundation and a deep bench of executive talent to propel the company in the future. We appreciate his long-standing commitment to the company and its shareholders."

“It has been a privilege to serve as IntriCon’s President and CEO, and to see the impact that we continue to make in bringing truly advanced technology to medical devices. There have been many highlights over my forty-three year career including our garage shop origins in 1977 to recapitalizing the company in 2018, setting the table to accelerate future growth. It has also been an honor to have worked alongside colleagues that are truly dedicated to bringing to market superior solutions for our customers and physicians that improve the quality of life of the patients they serve, “ Mr. Gorder commented. “I am highly confident that Scott, as well as the expanded leadership team we have added over the past 18 months, has put the company in the best position possible to achieve future success.”

Mr. Longval stated, “I am honored to succeed Mark as the company’s next President and CEO and am excited about the opportunity to lead our company forward. IntriCon has a healthy financial foundation and a dedicated team focused on performance. I look forward to continuing to work alongside this talented executive team, board of directors, and all of our team members to advance our strategy and create value for our customers and shareholders.”

About IntriCon Corporation
Headquartered in Arden Hills, Minn., IntriCon Corporation designs, develops and manufactures miniature interventional, implantable and body-worn devices. These advanced products help medical, healthcare and professional communications companies meet the rising demand for smaller, more intelligent and better-connected devices. IntriCon has facilities in the United States, Asia, and Europe. The company’s common stock trades under the symbol “IIN” on the NASDAQ Global Market. For more information about IntriCon, visit www.intricon.com.

Investor Contact
Leigh Salvo
(415) 937-5404
investorrelations@intricon.com